EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 5, 2005

Contact:	Paris G. Reece III
Chief Financial Officer
(303) 804-7706
greece@mdch.com

M.D.C. HOLDINGS REPORTS RECORD FIRST QUARTER HOME ORDERS,
HOME CLOSINGS AND ENDING BACKLOG

•	Quarterly orders for 4,546 homes, highest in MDC’s history

•	Closed 3,158 homes, a first quarter record and 9% above last year

•	Record March 31st backlog of 7,893 homes; estimated sales value of $2.43 billion

•	First quarter earnings to be released after market close on April 18, 2005

      DENVER, Tuesday, April 5, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the highest level of home orders for any quarter in the Company’s history. The Company received orders, net of cancellations, for 4,546 homes during the 2005 first quarter, compared with net orders for 4,429 homes during the same period in 2004. This increase in home orders was achieved despite the wet weather experienced in key western markets over the past several months, as well as the difficult comparison created by the 32% year-over-year increase in home orders in the 2004 first quarter.

      First quarter home orders particularly were strong in Arizona, Virginia and Maryland (up 27%, 17% and 17% year-over-year, respectively), primarily due to the continued strong demand for new homes in these markets. In addition, the Company received 961 net home orders in the 2005 first quarter from its newest markets in Utah, Texas, Florida, Philadelphia/Delaware Valley and Illinois, compared with only 556 home orders from Utah, Texas and Florida in the 2004 first quarter. Similar to the 2004 fourth quarter, these increases partially were offset by lower home orders year-over-year in Nevada and California, compared with the extraordinary levels experienced in these markets during the first quarter of 2004.

Record Home Closings and Backlog

      MDC closed 3,158 homes in the first quarter of 2005, a 9% increase from the 2,910 home closings for the same period in 2004. The Company ended the first quarter of 2005 with a record March 31st backlog of 7,893 homes with an estimated sales value of $2.43 billion, 11% and 17%

-more-

M.D.C. HOLDINGS, INC.

greater, respectively, than the backlog of 7,112 homes with an estimated sales value of $2.08 billion at March 31, 2004.

Earnings Release, Conference Call and Webcast

      The Company plans to release its 2005 first quarter earnings after the market closes on Monday, April 18, 2005. A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, April 19, 2005, at 9:30 a.m. Eastern Daylight Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2005 First Quarter Conference Call.” Minimum requirements to listen to broadcast: Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/mp10/ default.aspx, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to patricia.joseph@thomson.com.

      MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

Forward-Looking Statements

      Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little

-more-

M.D.C. HOLDINGS, INC.

or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months Ended March 31,
	2005	2004
Orders For Homes, net (units)
Arizona	1,152	910
California	531	826
Colorado	664	691
Florida	320	109
Illinois	29	—
Maryland	145	124
Nevada	750	1,030
Philadelphia/Delaware Valley.	43	—
Texas	321	271
Utah	248	176
Virginia	343	292

Total	4,546	4,429

Cancellation Rate	20.2%	18.6%

Homes Closed (units)
Arizona	796	870
California	386	476
Colorado	448	478
Florida	295	71
Illinois	5	—
Maryland	74	70
Nevada	609	568
Texas	165	70
Utah	168	104
Virginia	212	203

Total	3,158	2,910

	March 31,	March 31,
	2005	2004
Backlog (units)
Arizona	2,499	1,373
California	952	1,469
Colorado	908	947
Florida	663	142
Illinois	42	—
Maryland	296	323
Nevada	887	1,348
Philadelphia/Delaware Valley.	66	—
Texas	412	344
Utah	369	223
Virginia	799	943

Total	7,893	7,112

Backlog Estimated Sales Value	$2,430,000	$2,080,000

Estimated Average Selling Price of Homes in Backlog	$307.9	$292.5

Active Subdivisions at Beginning of Month	252	208

-###-